EXHIBIT 11


                        National Presto Industries, Inc.
                                   Exhibit 11


The following presents the computation of per share earnings reflecting the assumption that the granted shares under the 1988 Stock Option Plan will be exercised.

(IN THOUSANDS EXCEPT PER SHARE DATA)

                                                        First Quarter
                                                      ------------------
                                                        2002       2001
                                                      -------     ------
Net Earnings (loss)(1)                                $(2,360)    $1,250
                                                      =======     ======

Weighted average common shares outstanding(2)           6,837      6,878

Common share equivalents relating to stock options         --          1

Adjusted common and common equivalent
                                                      -------     ------
   shares for computation(3)                            6,837      6,879
                                                      =======     ======

Net earnings (loss) per share:
     Basic  (1 divided by 2)                          $ (0.35)    $ 0.18
                                                      =======     ======
     Diluted  (1 divided by 3)                        $ (0.35)    $ 0.18
                                                      =======     ======